Exhibit 10.18
November 29, 2006
Mr. Edward A. Brennan
400 North Michigan Avenue
Suite 400
Chicago, IL 60611
Dear Ed:
     This will confirm the following agreement relating to the deferral of your director’s fees in 2007.
     1. All director’s fees and retainers (“Fees”) payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2007 through the date of the annual meeting of AMR Corporation, will be deferred and paid to you in accordance with this letter agreement.
     2. Fees will be converted to Stock Equivalent Units in accordance with the Directors’ Stock Equivalent Purchase Plan, a copy of which is attached hereto as Attachment A (the “Plan”).
     3. In the event of your death during 2007, the number of Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to Lois Brennan. The payment contemplated by this paragraph 3 will be made on the 30th business day following the date of your death.
     If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

Kenneth W. Wimberly
Corporate Secretary
Accepted and agreed:

/s/ Edward A. Brennan
Edward A. Brennan

12/4/06
Date